Exhibit 99.1

Muscato Group Acquires M2 Financial and M2 Europe, Expanding its
Global Footprint in Payment Cards, Mobile Commerce and Transaction Security

Combining the Technology Strengths of Muscato with the M2 Companies
Adds Operating Capability and Market Presence

Maitland, Florida – June 04, 2010 – Muscato Group, Inc (NASDAQ:MGRP) announced today the acquisition of two financial payments services companies, M2 Financial, Ltd and M2 Europe, Ltd. Acquiring these companies strengthens Muscato’s European, Mideast, African and Latin American penetration, adds a portfolio of clients and includes key processing certifications with Visa, MasterCard and JCB. Additionally, the acquisitions solidify and provide more control over several relationships with financial institutions for which Muscato currently provides its technology and processing platform for a number of their global financial transaction services.

Muscato now is positioned as the only company that combines the financial industry’s best, prepaid payment technology platform, unique, patented fraud prevention tools and consumer friendly access points for its customers. This move positions Muscato as an even stronger competitor in card markets that include corporate payouts and incentive programs, travel related foreign exchange, mall gift programs, cross-border remittance, foreign worker payroll and more.

“These acquisitions solidify our strategy for Europe and the Mideast, as well as other key markets around the world, where our fully-integrated financial payment system and industry-leading security is ideally suited for financial payments and e-commerce, including the emerging mobile payments market,” said Michael Muscato, Chairman. He added, “Our strategy is to provide an industry-leading, safe and secure payment platform that will change the paradigm of card security awareness for both financial institutions and consumers.”

About Muscato Group
Muscato Group Inc (NASDAQ:MGRP), specializes in developing, marketing and implementing transaction and payment technologies for both established and emerging markets and creating outlets for licensing and operating its products and services. Muscato Group has a firm foundation in several vertical markets, including healthcare and insurance, logistics and financial payments. Muscato has a 25-year track record of architecting, developing and implementing highly scalable and flexible transaction processing software that includes the world’s leading e-commerce transaction security. Visit www.muscatogroup.com.

Contact:
Craig Taylor
craigtaylor@m2-corp.com
407.551.1309
407.497.2548